EXHIBIT 99.1

Alpha and Omega Semiconductor Limited Announces Preliminary Agreement for Manufacturing Joint Venture in China

  Venture enables significant cost savings and reduces AOS CapEx and tangible assets
  Partnership to open doors to new customers and expand sales in China

SUNNYVALE, Calif., Sept. 25, 2015 (GLOBE NEWSWIRE) -- Alpha and Omega Semiconductor Limited (AOS) (Nasdaq:AOSL), a designer, developer and global supplier of a broad range of power semiconductors and power ICs, today announced that it has entered into a preliminary agreement with the state authority of Chongqing, China, to form a joint venture for a new state-of-the-art power semiconductor manufacturing facility in the Liangjiang New Area of Chongqing.

Under the proposed agreement, the initial capitalization of the joint venture is expected to be approximately $300 million. The Chongqing authority would own 49% of the venture's equity and invest in cash. AOS would own 51% of the equity and contribute primarily its existing assembly and testing equipment as well as certain intellectual property related to the operation of the facility.

"We are excited that this joint venture with the authority of Chongqing offers the prospect of creating new competitive advantages that can fuel growth for both Chongqing and AOS," said Dr. Mike Chang, chairman and CEO of AOS. "We expect the venture to deliver significant cost savings for AOS and allow us to reduce our tangible assets as well as drive meaningful improvements in working capital and capital expenditures. We believe this partnership will open doors to new customers and expand our sales in China, and particularly in the Chongqing area. The venture represents an important step in our continuing strategy to improve long-term profitability by accelerating growth, reducing costs, and diversifying our offerings of power semiconductor products."

The joint venture is expected to begin manufacturing operations in 2017. AOS will gradually move its assembly and testing equipment from the company's existing facility in Shanghai to the lower-cost Chongqing region. We expect our AOS Shanghai will continue as a company's supply chain management center and technology center for high-value products. At a later date, the joint venture expects to construct a 12-inch fabrication facility that is suited for the production of power semiconductors.

The parties are negotiating a definitive joint venture agreement setting forth in more detail the financial and business terms, as well as the timeline, of the proposed project, which is expected to be a multi-year commitment divided into several stages. The execution of the joint venture agreement will be subject to various conditions, including the relevant government agency review and approval.

Forward Looking Statements

This press release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance. These forward looking statements include, without limitation, statements relating to the expected benefits of the joint venture, including reduced costs; improvement in working capital and cooperation with local customers; the construction of a manufacturing facility in Chongqing; the initial capitalization and contribution of parties to the joint venture; the anticipated commencement date for manufacturing operations; the expected timing for the negotiation and execution of the joint venture agreement; operation of the company's Shanghai facilities; and the acquisition of a fabrication facility. Forward looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, the inability of AOS and the Chongqing authority to perform its obligations under the preliminary agreement; the failure of the parties to negotiate a joint venture agreement; insufficient funding to complete the project; difficulties and delays in the formation of the joint venture and construction of the facility;  the decline of the PC industry and our ability to respond to such decline, our ability to introduce or develop new and enhanced products that achieve market acceptance, the actual product performance in volume production, the quality and reliability of our product, our ability to achieve design wins, the general business and economic conditions, the state of semiconductor industry and seasonality of our markets, our ability to maintain factory utilization at a desirable level, and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2015. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today's date, unless otherwise stated, and AOS undertakes no duty to update such information, except as required under applicable law.

CONTACT: Alpha and Omega Semiconductor Limited
         Investor Relations
         So-Yeon Jeong
         408-789-3172
         investors@aosmd.com